UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE

REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 333-155800

THE FRONTIER FUND

(a Delaware Statutory Trust)

LONG ONLY COMMODITY SERIES; MANAGED FUTURES INDEX SERIES

(Exact name of registrant as specified in its charter)

c/o Equinox Fund Management, LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

(303) 837-0600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Long Only Commodity Series Class 1, Class 2 and Class 3 Units;

Managed Futures Index Series Class 1, Class 2 and Class 3 Units;

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☑
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 14, 2012	By:	THE FRONTIER FUND

		By:	Equinox Fund Management, LLC Managing Owner

		By:	/s/ Robert J. Enck
Robert J. Enck President and Chief Executive Officer

LONG ONLY COMMODITY SERIES, a series of The Frontier Fund

		By:	Equinox Fund Management, LLC Managing Owner

		By:	/s/ Robert J. Enck
Robert J. Enck President and Chief Executive Officer

MANAGED FUTURES INDEX SERIES, a series of The Frontier Fund

Equinox Fund Management, LLC Managing Owner

		By:	/s/ Robert J. Enck
Robert J. Enck President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.